Exhibit 5.1

October 30, 2003

Tempur-Pedic, Inc.

Tempur Production USA, Inc.

TWI Holdings, Inc.

Tempur World, Inc.

Tempur World Holdings, Inc.

Tempur-Pedic, Direct Response, Inc.

Tempur-Medical, Inc.

c/o Tempur World, Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

Re:	Registration Statement on Form S-4 Under the Securities Act of 1933, As Amended (File No. 333-109054)

Ladies and Gentlemen:

We have acted as special counsel to (i) Tempur-Pedic, Inc., a Kentucky corporation (“TPI”), (ii) Tempur Production USA, Inc., a Virginia corporation (“TPUSA” and together with TPI, the “Issuers”), (iii) TWI Holdings, Inc., a Delaware corporation (“TWI”), (iv) Tempur World, Inc., a Delaware corporation (“Tempur World”), and Tempur World Holdings, Inc., a Delaware corporation (“Holdings” and together with TWI and Tempur World, the “Parent Guarantors”), and (ii) Tempur-Medical, Inc., a Kentucky corporation (“Tempur-Medical”), and Tempur-Pedic Direct Response, Inc., a Kentucky corporation (“TPDRI” and together with Tempur-Medical, the “Subsidiary Guarantors”), in connection with the Registration Statement on Form S-4 (File No. 333-109054), as amended (the “Registration Statement”), filed by the Issuers, the Parent Guarantors and the Subsidiary Guarantors, with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of (i) $150,000,000 aggregate principal amount of 10¼% Senior Subordinated Notes due 2010 of the Issuers (the “Exchange Notes”), issued in exchange for an equal aggregate principal amount of the outstanding 10¼% Senior Subordinated Notes due 2010 of the Issuers (the “Old Notes”) and (ii) the guarantees by the Parent Guarantors and the Subsidiary Guarantors of the Exchange Notes (the “Note Guarantees”).

The Exchange Notes and the Note Guarantees are to be issued pursuant to an Indenture, dated as of August 15, 2003, by and among the Issuers, the registrant guarantors listed on the signature pages thereto, and Wells Fargo Bank Minnesota, National

Association, as the trustee thereunder (the “Indenture”). The Parent Guarantors and the Subsidiary Guarantors are collectively referred to herein as the “Guarantors,” and the Guarantors and the Issuers are collectively referred to herein as the “Tempur Parties”). Capitalized terms used herein without definition have the respective meanings given to them in the Indenture.

In connection with this opinion, we have examined originals or copies of: the Registration Statement; the Registration Rights Agreement; the Indenture; the Exchange Notes; the Note Guarantees; resolutions duly adopted by the board of directors of each of the Parent Guarantors; and certified copies of the certificate of incorporation and by-laws of each of the Parent Guarantors, each as amended to date. In addition, we have examined such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion. The Indenture, the Exchange Notes and the Note Guarantees are referred to herein collectively as the “Transaction Documents.”

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws (other than state and local tax, antitrust, blue sky and securities laws, as to which we express no opinion) of the State of New York as applied by courts located in New York; the federal laws of the United States of America (except for tax, antitrust, blue sky and securities laws, as to which we express no opinion); the Delaware General Corporation Law, as applied by the courts of Delaware; and we express no opinion as to the laws of any other jurisdiction.

We note that the Transaction Documents contain provisions stating that each is to be governed by the laws of the State of New York (each such contractual choice of law clause being referred to as a “Chosen-Law Provision”). Except to the extent that such a Chosen-Law Provision is made enforceable by New York General Obligations Law Section 5-1401, as applied by a New York state court or a federal court sitting in New York and applying New York choice of law principles, no opinion is given herein as to any Chosen-Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Transaction Documents.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)	We have assumed without any independent investigation that each of the Issuers and the Subsidiary Guarantors, at all times relevant thereto, (i) is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or is necessary in order for such party to enforce its rights under the Transaction Documents; (ii) had and has the full organizational power, authority and legal right under its certificate of incorporation, by-laws, and other governing organizational documents, and the applicable corporate, or other enterprise legislation and other applicable laws, as the case may be, to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (iii) has duly authorized, executed and delivered the Indenture; (iv) has duly authorized the Exchange Notes, in the case of the Issuers; and (v) has duly authorized, executed and delivered the Note Guarantees, in the case of the Subsidiary Guarantors.

(b)	We have assumed without any independent investigation that the Trustee, at all times relevant thereto, (i) is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and had and has the full organizational power, authority and legal right under its governing documents and applicable laws to execute, deliver and perform its obligations under the Transaction Documents to which it is party, (ii) the Trustee has duly authorized, executed and delivered each of the Transaction Documents to which it is party; and (iii) each of the Transaction Documents to which the Trustee is party is a valid, binding and enforceable agreement of the Trustee.

(c)	The enforcement of any obligations of any of the Tempur Parties or any other Person, whether under any of the Transaction Documents or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of, or any security interest granted by, any of the Tempur Parties or any other Person, whether under any of the Transaction Documents or otherwise.

(d)	The enforcement of the rights of any Person may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether such enforceability is considered in a proceeding at law or in equity), whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought and, as to any rights to any applicable collateral security, will be subject to a duty to act in a commercially reasonable manner.

(e)	We express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of any applicable guarantor, joint obligor, surety, accommodation party, or other secondary obligor.

(f)	We note that, under the laws of the State of New York, the remedies available in the State of New York for the enforcement of the Transaction Documents could be affected by any failure of any party not organized in New York (i) to become authorized, under Article 13 of the New York Business Corporation Law, to do business in the New York or (ii) to become authorized, under Article 5 of the New York Banking Law, to transact business in New York as a foreign banking corporation. Further, no opinion is given herein as to any other similar laws or requirements in any other jurisdiction.

(g)	We have assumed that (i) each of the Parent Guarantors is the direct or indirect corporate parent of the Issuers, owning directly or indirectly all of their outstanding stock; and (ii) the Note Guarantees are necessary or convenient to the conduct, promotion or attainment of the business of the Issuers.

(h)	We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based upon the foregoing, and subject to the limitations and qualifications set forth above, we are of the opinion that:

1. The Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, will be entitled to the benefits of the Indenture and will be the valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

2. The Note Guarantees have been duly authorized, executed and delivered by the Parent Guarantors and, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and the Exchange Offer, the Exchange Notes will be entitled to the benefits of the Note Guarantees.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/S/    BINGHAM MCCUTCHEN LLP

BINGHAM McCUTCHEN LLP